Exhibit 99.1

Pope Resources Reports First Quarter Income of $3.7 Million

POULSBO, Wash.--(BUSINESS WIRE)--April 27, 2011--Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $3.7 million, or $0.82 per diluted ownership unit, on revenue of $17.7 million for the quarter ended March 31, 2011. This compares to net income attributable to unitholders of $451,000, or $0.10 per diluted ownership unit, on revenue of $6.0 million for the comparable period in 2010.

Cash provided by operations for the quarter ended March 31, 2011 was $7.6 million, compared to $846,000 for the first quarter of 2010.

“On the strength of surging demand from China for logs and lumber, we enjoyed our strongest quarterly performance in over three years,” said David L. Nunes, President and CEO. “This welcome dynamic, especially in the face of continued softness in U.S. housing starts, resulted in a 28% lift in our average realized log price for the first quarter of 2011 relative to the same period last year. Our harvest deferrals over the past few years and an ample supply of previously permitted harvest units allowed us to capitalize on these market conditions by front-loading our planned 2011 harvest into the first quarter, which resulted in a 162% increase in our year-over-year harvest volume.”

Our decision to front-load harvest in 2011 to take advantage of strong log prices helped propel first quarter Fee Timber operating income to a three-fold increase, from $2.3 million in 2010 to $7.1 million in 2011. The primary driver for these improved results was higher harvest volumes, which increased from 12 million board feet (MMBF) in 2010 to 30 MMBF in 2011.

Our timber fund properties carry a higher proportion of inventory in whitewood species than is the case with the Partnership’s properties. With more harvest in the current quarter from our timber funds, the overall species mix changed from 78% Douglas-fir and 4% whitewoods in the first quarter of 2010 to 63% Douglas-fir and 21% whitewoods in the first quarter of 2011. Generally speaking, a heavier mix of whitewoods would lead to downward pressure on average log realizations, but surging log demand from China and Korea that was largely indifferent as to species kept prices from falling.

Our average realized log price increased 28% from $441 per thousand board feet (MBF) in 2010 to $564 per MBF in 2011, with Douglas-fir log prices increasing 29% from $467 per MBF in 2010 to $602 per MBF in 2011 and whitewoods increasing 45% from $371 per MBF in 2010 to $537 per MBF in 2011. The increase in average log price realization from the first quarter of 2010 reflects a boom in export demand coupled with seasonal supply constraints. Across all species, export log prices increased 28% from $481 per MBF in 2010 to $615 per MBF in 2011. In addition, the spread between export and domestic log markets increased in the first quarter, from a 5% export lift, or $22 per MBF, in 2010 to a 10% export lift, or $57 per MBF, in 2011.

Our Timberland Management & Consulting (TM&C) segment generates revenue through the management of private equity timber funds, which are consolidated into the Partnership’s financial statements due to the Partnership’s role as General Partner or Managing Member of the funds. Consolidating these funds into the Partnership’s financial statements results in the elimination of management fees charged to the funds, with a corresponding decrease in operating expenses in the Fee Timber segment. TM&C had no revenue for the quarter ended March 31, 2011 after eliminating $567,000 of revenue earned from managing the funds. This compares to no revenue for the same period in 2010 after eliminating $253,000 of fund management revenue. The increase in revenue eliminated resulted from additional fees earned on the management of $58 million of timberland acquired by ORM Timber Fund II, Inc. at the end of the third quarter of 2010. In total we managed 61,000 acres in two timber funds in the current quarter versus 36,000 acres in the prior year.

Operating losses generated by the TM&C segment for the quarters ended March 31, 2011 and 2010 totaled $430,000 and $241,000, respectively, after eliminating revenue earned from managing the funds. The increase in operating losses is attributable to added costs related to higher harvest levels from the two funds, higher personnel related expenses from fund oversight, and organizational costs associated with the formation of the next timber fund.

The operating loss of $857,000 posted by our Real Estate segment for the first quarter of 2011 was 63% larger than the $526,000 operating loss for 2010’s first quarter. Roughly 80% of the increase in operating loss is due to a first quarter charge of $267,000 relating to environmental remediation costs to clean up a recently discovered leaking underground storage tank site in Port Gamble, Washington.

First quarter 2011 General & Administrative expenses increased 15% to $1.1 million, compared to $941,000 in the prior year, driven primarily by a first quarter 2011 accrual for long-term incentive compensation costs that had no counterpart in 2010’s comparable period.

With increased cash provided from operations in the first quarter of 2011, we reduced the amounts owed on our operating line of credit by $4.3 million from the end of 2010. We had a balance of $9.6 million at the end of 2010 associated with an $11.9 million unit repurchase completed at the end of 2010 for 7.2% of the then-total units outstanding. As of the end of the first quarter, this line of credit balance stood at $5.3 million.

Our operating posture for the remainder of 2011 will reflect the need to balance flexible harvest plans that are responsive to dynamic log markets with a projected tight supply of qualified logging contractors following three years of reduced harvest levels in the U.S. Pacific Northwest. In addition, we are mindful of accumulated harvest deferrals across the region that have the potential to trigger a log price decline if metered into the market too abruptly, even if one assumes continuing robust demand from China. Considering all these factors, we anticipate our harvest volume for the year to be between 70 MMBF and 80 MMBF, depending on the strength or weakness of log markets for the balance of the year.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in the U.S. Pacific Northwest. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in $000's, except per unit amounts)

	Three months ended March 31,
	2011	2010

Revenues	$17,674	$5,966
Costs and expenses:
Cost of sales	(8,856)	(2,606)
Operating expenses	(4,056)	(2,788)
Operating income	4,762	572
Interest income	12	34
Interest expense	(574)	(541)
Capitalized interest	98	240
SLARS gain on disposition	-	11
Income before income taxes	4,298	316
Income tax expense	(56)	(12)
Net income	4,242	304
Net (income) loss attributable to noncontrolling interests	(562)	147
Net income attributable to Pope Resources' unitholders	$3,680	$451

Average units outstanding - Basic	4,306	4,530
Average units outstanding - Diluted	4,309	4,586

Basic net income per unit	$0.82	$0.10
Diluted net income per unit	$0.82	$0.10

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	31-Mar-11				31-Dec-10

Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Pope Resources cash and cash equivalents	$114	-	-	$114	$237
ORM Timber Funds cash and cash equivalents	-	1,753	-	1,753	2,186
Cash and cash equivalents	114	1,753	-	1,867	2,423
Other current assets	2,275	612	(412)	2,475	1,570
Total current assets	2,389	2,365	(412)	4,342	3,993
Timber and roads, net	38,451	123,422	-	161,873	164,961
Timberlands	15,393	18,747	-	34,140	33,980
Buildings and equipment, net	3,889	-	-	3,889	3,854
Land held for development	27,988	-	-	27,988	27,737
Other assets	28,335	136	(27,268)	1,203	1,312
Total	$116,445	$144,670	($27,680)	$233,435	$235,837
Liabilities and equity:
Current liabilities	$4,749	$1,226	($412)	$5,563	$4,786
Current portion of long-term debt	-	31	-	31	30
Long-term debt	35,080	11,060	-	46,140	50,468
Other long-term liabilities	1,721	-	-	1,721	1,746
Total liabilities	41,550	12,317	(412)	53,455	57,030
Partners' capital	74,895	132,353	(133,147)	74,101	70,990
Noncontrolling interests	-	-	105,879	105,879	107,817
Total	$116,445	$144,670	($27,680)	$233,435	$235,837

RECONCILIATION BETWEEN NET INCOME AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended March 31,
	2011	2010

Net income	$4,242	$304
Added back:
Depletion	3,292	724
SLARS gain on investments	-	(11)
Depreciation and amortization	173	154
Unit compensation	227	161
Development expenditures	(252)	(320)
Cost of land sold	-	67
Change in operating accounts	(75)	(233)
Cash provided by operations	$7,607	$846

SEGMENT INFORMATION
(all amounts in $000's)

	Three months ended March 31,
	2011	2010

Revenues:
Partnership Fee Timber	$11,323	$5,484
Funds Fee Timber	6,136	278
Total Fee Timber	17,459	5,762
Timberland Management & Consulting (TM&C)	-	-
Real Estate	215	204
Total	17,674	5,966
Operating income (loss):
Fee Timber	7,127	2,280
TM&C	(430)	(241)
Real Estate	(857)	(526)
General & administrative	(1,078)	(941)
Total	$4,762	$572

SELECTED STATISTICS

	Three months ended December 31,
	2011	2010
Log sale volumes by species (thousand board feet):
Sawlogs
Douglas-fir	19,090	9,023
Whitewood	6,476	487
Cedar	519	146
Hardwood	678	89
Pulpwood
All species	3,551	1,847
Total	30,314	11,592

Log sale volumes by sort (thousand board feet):
Export	16,404	3,569
Domestic	9,681	6,087
Pulpwood	3,551	1,847
Hardwood	678	89
Total	30,314	11,592

Average price realizations by species (per thousand board feet):
Sawlogs
Douglas-fir	602	467
Whitewood	537	371
Cedar	1,007	794
Hardwood	499	499
Pulpwood
All species	361	300
Overall	564	441

Average price realizations by sort (per thousand board feet):
Export	615	481
Domestic	558	459
Pulpwood	361	300
Hardwood	499	499
Overall	564	441

Owned timber acres	114,000	114,000
Acres owned by Funds	61,000	36,000
Capital and development expenditures ($000's)	653	589
Depletion ($000's)	3,292	724
Depreciation and amortization ($000's)	173	154

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's except per unit data)

	Q1 2011 vs.	Q1 2011 vs.
	Q1 2010	Q4 2010
Net income attributable to Pope Resources' unitholders:
1st Quarter 2011	$3,680	$3,680
4th Quarter 2010		1,663
1st Quarter 2010	451
Variance	$3,229	$2,017

Detail of earnings variance:
Fee Timber
Log volumes (A)	8,256	9,252
Log price realizations (B)	$3,729	$2,516
Production costs	(3,668)	(3,620)
Depletion	(2,568)	(2,032)
Other Fee Timber	(902)	(678)
Timberland Management & Consulting
Other Timberland Mgmnt & Consulting	(189)	(85)
Real Estate
Land and conservation easement sales	-	(2,277)
Other Real Estate	(64)	69
Environmental remediation costs	(267)	40
General & administrative costs	(137)	256
Net interest expense	(197)	(124)
Other (taxes, noncontrolling int., investment gain)	(764)	(1,300)
Total change in earnings	$3,229	$2,017

(A) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B) Price variance calculated by extending the change in average realized price by current period volume.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156